Exhibit 6.3

Welcome to KoreConX

2/26/2024

Dear Jerry Sanada:

We are delighted you have selected us as your partner for your company’s upcoming RegA+ issuance offering. The journey you are embarking on will require a team effort.

At KoreConX, our goal is and always will be to bring you the most cost-effective way to raise capital and manage the ongoing corporate needs of your business. We bring you the complete solution with our all-in-one platform and extensive ecosystem of like minded partners.

Our unique All-in-One Platform, that is provided to your company private labelled to Issuers website, includes (see agreement and appendices for more details):

•	KoreID Mobile App
•	Private Label Invest button on your URL
•	Issuance Platform (RegCF, RegA+, RegD, RegS)
•	Cap Table Platform
•	Shareholder Communications Platform
•	Portfolio Platform
•	Minute Book Platform
•	DealRoom Platform
•	Compliance Platform that is provided to your FINRA Broker-Dealer for your (RegCF, RegA+, RegD, RegS) offering.
•	KoreID Verified Seal

The All-in-One Platform is supported by our SEC-Registered Transfer Agent “KoreTransfer USA”. The role of your SEC-Registered Transfer Agent is:

•	Maintain your cap table
•	Maintain all your securities (shares, options, warrants, loans, SAFE, etc.)
•	Manage all your trades
•	Manage all transfers
•	Support all your corporate actions (mergers, name changes, stock splits, etc.)

We do more than just manage securities. Our All-in-One platform and transfer agent team can manage all securities types, including: shares, digital securities, options, warrants, debt instruments, promissory notes, SAFEs, SAFT, security tokens, NFT, etc. The features of the platform assist you in managing your compliance, governance, capital raising, board of director activities, and ongoing corporate securities-related activities. Another goal of ours is to deliver a host of solutions that will bring all your shareholders/brand ambassadors, stakeholders, and partners together to operate more efficiently.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #1

To ensure the effective setup and smooth operation of your account in the All-in-One Platform, we request your assistance in completing and returning the attached documents.

Since our business is regulated by the Securities Exchange Commission (SEC), we have taken the liberty of providing some basic guidelines that will facilitate a smooth and efficient working relationship:

1.	All requests for securities services, such as treasury issuances or securities holders’ lists, must be sent to your assigned transfer agent representative.
2.	We can only communicate with directors on company business unless we receive written authority to communicate with other parties.
3.	If there is a change to the company that we need to know (e.g., new director, new officer, stock splits, business name, or address). Your securities holders are required to know of these changes as well. Ask us about the rules surrounding shareholder disclosure and how you can use KoreConX’s All-in-One Platform to keep things organized and updated.
4.	Finally, if you are ever unclear or need assistance, we are always happy to talk!

Please sign on page #13

Thank you for allowing us to be part of this amazing journey.

Sincerely Yours,

/s/ Oscar A Jofre	/s/ Jason Futko
Oscar A Jofre	Jason Futko
Co-Founder, CEO	Co-Founder, CFO

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #2

Master Services Agreement

This Master Services Agreement (“Agreement”), is effective beginning on 6/6/2024 (the “Effective Date”), by and between KoreConX Inc. (and its affiliated companies) a Alberta, Canada company, with offices located at Suite 8500, 1 World Trade Center, New York, NY 10007, KoreTransfer USA LLC, a Nevada Limited Liability Company with offices located at Suite 8500, 1 World Trade Center, New York, NY 10007 (collectively referred to in this Agreement as “KoreConX” or “KoreTransfer”) and Commune Omni Fund LLC, 31248 Oak Crest Drive, Suite 100, Westlake Village, CA, 91361, United States (the “Issuer”) (each a “Party” and together, the “Parties”). This Agreement will remain in effect until terminated by either Party under Section 11 of this Agreement.

Engagement; Issuer hereby engages KoreConX and KoreTransfer to provide the services as further described in this Agreement. KoreConX and KoreTransfer will provide the Services in a professional manner, using personnel whom KoreConX have determined to have appropriate skill and experience for the Services. Issuer will provide KoreConX and KoreTransfer with reasonable cooperation and perform Issuer responsibilities as expressly stated in this Agreement and as otherwise reasonably necessary to permit KoreConX and KoreTransfer to provide the Services in a timely and efficient manner.

1.	Grant of License.

1.1         In General. Subject to the covenants, representations, warranties, and obligations set forth in this Agreement, KoreConX hereby grants to the Issuer a limited, non-exclusive, non-transferable license (the “License”) to use the Issuance Platform and All-in-One Platform on an ongoing basis until a Termination is triggered (as defined in Section 11 of this Agreement), solely for the operation of the Issuance Platform.

1.2          Private Label Branding. The Issuance Platform and All-in-One platform shall be branded under the name of the Issuer (or its affiliate) and, subject to limitations designated at the sole discretion of the Issuer, shall be accessible to the public under a URL designated by the Issuer.

1.3          Restrictions. Subject to the express terms and conditions of this Agreement, Issuer shall not (i) decompile or reverse engineer the Issuance Platform or otherwise attempt to obtain the source code for the Issuance Platform and All-in-One Platform; (ii) sublicense or allow any other person to use the Issuance Platform, (iii) use the name or proprietary logo(s) of KoreConX without KoreConX’s prior written consent; or (iv) use the Issuance Platform and All-in-One Platform for any purpose other than the operation of the Issuance Platform and All-in-One Platform.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #3

2.	Services.

KoreConX and KoreTransfer shall provide the following services in connection with the creation, operation, and maintenance of the Issuance Platform and All-in-One Platform (collectively, the “Services”):

2.1          Customization. KoreConX shall make commercially reasonable efforts to customize the Issuance Platform and All-in-One Platform Private Label with the name, logos, and branding of the Issuer, with the appearance, features and details desired and agreed by the Issuer for the launch of the Issuance Platform and All-in-One Platform. However, such customization shall not include the addition or change to the functionality, or the incorporation of new software, or changes to the branding or appearance unless mutually agreed in writing by KoreConX and Issuer.

2.2          KoreConX has fully integrated the KoreConX All-in-One Platform into the Issuance Platform, to provide the Compliance Platform, Digital Securities Protocol, Cap Table Platform, Portfolio Platform, Shareholder Communications Platform, DealRoom Platform, SEC-Registered Transfer Agent services (KoreTransfer), and access to a third party secondary market platform; many of which will be required during the broker-dealers process of KYC, KYP, and post-transaction for data to be shared and sent (see “Appendix 3”).

2.3          KoreID Verified is a certification mark for Issuers who are raising capital to place on their website to display alongside their other certifications to give investors confidence that the Issuer’s site is trustworthy.

2.4          KoreConX shall make commercially reasonable efforts to provide the KoreID Mobile App (a mobile application) to all registered users within the Issuance and All-in-One Platform. The KoreID Mobile App is provided with limited functionality. It will allow users to manage their investment, pending investment, personal profile and to re-invest in issuers that are currently using KoreConX Issuance Platform with a live offering. KoreID Mobile App is available for iOS and Android only at this time.

2.5           Integration with Other Services. KoreConX shall make commercially reasonable efforts to integrate the Issuance Platform and All-in-One Platform, when available, with third party services such as: identification verification, anti-money laundering checks, investor verification for accredited investor checks, IRA, TFSA, and RRSP, K1, 409a, Due Diligence, Bad Actor providers, and payment solutions for Crypto Currencies, ACH, EFT, Mastercard, VISA, AMEX, and debit card. Each of these integrations requires data to be shared or sent to the parties who provide these services. Each integration will require the final approval of the Issuer and/or the broker-dealer of record (the “Broker-Dealer” of “FINRA Broker-Dealer”)(see Schedule “A” for more details). These integrations change from time to time and some may not be available or applicable to the Issuer.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #4

2.6          Technical Support. KoreConX will use commercially reasonable efforts to provide ongoing and prompt technical support, training and maintenance services to ensure that the Issuance Platform and All-in-One Platform performs as intended by the Parties.

2.7          Covenant to Update. At all times during the Term, KoreConX shall make commercially reasonable efforts to promptly and in good faith notify the Issuer of additions or updates made to the software or other aspects of the Issuance Platform and All-in-One Platform that may improve the effectiveness, functionality or efficiency of the Platforms.

2.8          Transfer Agent. The All-in-One Platform is fully integrated with an SEC-Registered Transfer Agent, KoreTransfer. KoreTransfer will comply with the regulatory requirements during and once the Issuers offering(s) has been completed, the Issuer has access 24 hours a day 7 days a  week to their information on the KoreConX All-in-One Platform. For more information on the transfer agent services please see the Transfer Agent Agreement in “Schedule B”.

2.9          Escrow: KoreConX will make commercially reasonable efforts to provide fully integrated solutions for Escrow if the entity holding the escrow account makes such integration available. This third party service is connected to KoreConX, however KoreConX does not have any access to the Escrow accounts. Escrow accounts are managed by the Issuer and Broker-Dealer. Escrow services are provided by third party providers (“Escrow Agent(s)” or “Escrow Provider”) that KoreConX has integrated into the Compliance Desk via an API (when available) and are utilized by the Broker-Dealers. Escrow is managed and administered by the Broker-Dealer. Any requests for refunds or requests for debit must be approved by the Broker-Dealer before they can be transacted on the Compliance Platform.

1)	The Issuer authorizes KoreConX to use the API integration of the Escrow services by the Escrow Provider to allow Broker-Dealer to access Escrow account information.

2)	The Issuer authorizes KoreConX and Broker-Dealer to access Escrow account information from the Escrow Provider in mutually acceptable electronic or otherwise reasonable means.

3)	KoreConX and KoreTransfer are only responsible for the implementation of the API integration with the Escrow Provider and for providing the information to the Broker-Dealer via the Compliance Platform.

4)	All Fees related to Escrow Agent and Broker-Dealer are the responsibility of the Issuer. The Issuer will be required to sign agreements with both parties regarding such fees.

5)	The Broker-Dealer may, as needed, authorize the Escrow Agent to disclose account information to affiliates and vendors of the Broker-Dealer who are under a similar obligation of confidentiality. The Broker-Dealer is responsible for ensuring that such disclosures will be limited to only such information as is needed for such third parties to perform services in furtherance of Broker-dealer’s services to the Issuer.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #5

6)	Issuer, KoreConX and Broker-Dealer will at all times while in possession of Escrow account Information be, legally bound by confidentiality obligations as to said Escrow account Information at least as protective of all such information as the provisions contained in this Agreement and the Confidentiality Agreement (defined hereafter); and shall remain liable for any unauthorized access, use or disclosure of the Escrow account information, Confidential Information and any and all other information relating to a Issuer or Escrow account by the Issuer, KoreConX, Broker-Dealer or its respective employees, officers or agents as if such Issuer, KoreConX and Broker-Dealer, and/or its respective employees, officers or agents were a party to this Agreement.

2.10        KoreConX will implement, maintain and adhere to reasonably designed policies and procedures regarding the protection of any and all nonpublic personal information of members of Issuer, including, without limitation, such members’ names, addresses, email addresses, telephone numbers and financial information (collectively, “NPI”). KoreConX will disclose NPI with third-party vendors as necessary for purposes of providing the services to the Issuer under this Agreement, including but not limited to facilitating new investors and investor transactions, in compliance with applicable law and KoreCoxX’s policies. KoreConX will not, during the term of this Agreement or at any time thereafter sell or use, or permit any third party to use, any NPI for any purposes other than to perform services to Issuer under this Agreement. At all times during the term of this Agreement, KoreConX will implement, maintain and adhere to reasonably designed cybersecurity measures to prevent the loss or misuse of any NPI. KoreConX will indemnify and hold harmless Issuer from any damages arising from KoreConX’s breach of this Section 2.10.

2.11        KoreConX shall act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

3.	Fees.

3.1          In General. The non-refundable fees and other charges payable by Issuer to KoreConX and KoreTransfer in exchange for the Services in accordance with Section 2 above, and in the attached KoreTransfer Transfer Agent Agreement in “Schedule B”, are set forth on “Schedule A” attached to and made a part of this Agreement.

3.2          Taxes. The fees set forth on “Schedule A” are exclusive of all federal, provincial, municipal, or other government excise, sales, use, value-added, gross receipts, personal property, occupational, or other taxes now in force or enacted in the future that are required to be paid by the Issuer, and Issuer shall pay any such tax (excluding taxes on KoreConX and KoreTransfer net income) that Issuer is required under applicable law to pay now or at any time in the future with respect to such fees.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #6

3.3          Payment. Payment of the amounts due to KoreConX shall be made in accordance with the payment schedule set forth on “Schedule A” by credit card. Any amount not paid within thirty (30)  calendar days following receipt by the Issuer of the KoreConX written invoice shall bear interest at the rate of 1 ½% per month and result in interruption of support of the Issuance Platform and Transfer Agent services provided by the KoreConX.

3.4          Overdue Payments. If Issuer is past due 60 days, KoreConX will send Issuer a notice that KoreConX will be sending instructions, 30 days after notice to Issuer, to the Issuers Broker-Dealer to send funds from Issuers escrow account to cover any outstanding KoreConX invoices. Issuer hereby authorizes the Broker-Dealer and Escrow provider to send funds directly to KoreConX on the next closing of investor funds (in an active fund raise), to settle the outstanding amount owed by the Issuer to KoreConX at the time of the closing.

4.	Functionality of Issuance Platform.

4.1          Initial Functionality. KoreConX has demonstrated the Issuance Platform and All-in-One Platform to the Issuer and delivered to the Issuer a list of all the features of (the “Demonstration Version”). At the time of delivery to the Issuer, the Issuance Platform and All-in-One Platform will have substantially the same appearance, features, details, and functionality as the Demonstration Version.

4.2          At all times during the Term of this Agreement, the Issuance Platform and All-in-One Platform will be capable of performing the functions described in this Agreement or demonstrated to Issuer. KoreConX represents and warrants to Issuer that, at all times during the term of this Agreement, the Issuance Platform and All-in-One Platform will be reasonably designed to provide the services contemplated to be performed by KoreConX under this Agreement.

5.	Technical Specifications.

5.1          Specifications. KoreConX has provided the Issuer with the feature specifications of the Issuance Platform and All-In-One Platform (to the extent relevant to the operation of the Issuance Platform and All-in-One Platform).

5.2          Modification. Should KoreConX wish to make any material modification of such feature specifications it shall use reasonable efforts to notify the Issuer no less than seven (7) calendar days in advance; provided, however, that KoreConX shall not implement any modification to such feature specifications that have a material effect on any aspect of the Issuance Platform or All-in-One Platform without the prior written consent of the Issuer.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #7

6.	Delivery of Issuance Platform.

6.1          Timetable. KoreConX shall use commercially reasonable efforts to develop and deliver the customized Issuance Platform to Issuer no later than thirty (30) calendar days from the date of signing this Agreement. However, Issuer understands that the ability of KoreConX to meet this deadline depends on a number of factors beyond the control of KoreConX, specifically, the timely cooperation of Issuer and its employees, the Issuer providing all necessary documents for digital payments approval, SSL (secure socket layer) approval, content for the Issuance Platform, and the Issuer has received approval from third party service providers as necessary to transact on the Issuance Platform. KoreConX shall notify the Issuer when and if it believes the deadline should be extended. Notwithstanding the foregoing, KoreConX shall deliver a reasonable working version of the Issuance Platform no later than sixty (60) days’ after delivery of all design collateral by Issuer to the reasonable satisfaction of KoreConX.

6.2          KoreConX shall notify Issuer when KoreConX believes the customized Issuance Platform is ready for use by Issuer. Upon receipt of such notice, Issuer shall have fifteen (15) days in which to test the Issuance Platform. If the Issuer believes there are defects in the Issuance Platform it shall so notify KoreConX in writing and the parties shall cooperate in fixing any such defects. Issuer shall be deemed to have accepted the customized Issuance Platform if it does not notify KoreConX of defects within such fifteen (15) day period.

7.	Delivery of Private Label All-in-One Platform.

7.1          Timetable. KoreConX shall use commercially reasonable efforts to develop and deliver the Private Label All-in-One Platform to Issuer no later than thirty (30) calendar days from the date of signing this Agreement. However, Issuer understands that the ability of KoreConX to meet this deadline depends on a number of factors beyond the control of KoreConX, specifically, the timely cooperation of Issuer and its employees, the Issuer providing all necessary documents for branding, Issuer logo, and content for the All-in-One Platform. KoreConX shall notify the Issuer when and if it believes the deadline should be extended. Notwithstanding the foregoing, KoreConX shall deliver a reasonable working version of the Issuance Platform no later than sixty (60) days’ after delivery of all design collateral by Issuer to the reasonable satisfaction of KoreConX.

7.2          KoreConX shall notify Issuer when KoreConX believes the Private Label All-in-One Platform is ready for use by Issuer. Upon receipt of such notice, the Issuer shall have fifteen (15) days in which to test the Private Label All-in-One Platform. If the Issuer believes there are defects in the Private Label All-in-One Platform it shall so notify KoreConX in writing and the parties shall cooperate in fixing any such defects. Issuer shall be deemed to have accepted the customized Issuance Platform if it does not notify KoreConX of defects within such fifteen (15) day period.

8.	Issuer’s Obligations.

Issuer shall:

8.1          Provide KoreConX with accurate and complete regulatory and payment information for the Issuance Platform;

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #8

8.2          Cooperate with KoreConX in the development and installation of the private label Issuance Platform;

8.3          Use the Issuance Platform only in an operating environment (e.g., hardware and software) approved by KoreConX;

8.4          Notify KoreConX any defects in the Issuance Platform or All-in-One Platform;

8.5          Give KoreConX electronic access to the Issuance Platform to troubleshoot and correct any material defects;

8.6          Use commercially reasonable efforts to operate the Issuance Platform in accordance with all applicable laws and regulations, including but not limited to securities and consumer protection laws. KoreConX shall cooperate with Issuer in connection with all of the foregoing obligations;

8.7          Issuer shall allow KoreConX to post Issuer logo on KoreConX website and marketing materials, provided KoreConX provides Issuer with a copy of how the Issuer logo will be presented and obtains Issuer’s written consent prior to any such use;

8.8          Issuer shall use reasonable efforts to work with KoreConX to do news releases and social media announcements of the relationship; provided, that Issuer is not required to make any releases or social media announcements of the relationship;

8.9          Issuer shall make mention of and display the KoreConX’s logo, KoreTransfer USA, and KoreID Verified Seal description and URL on the Issuer’s website as a partner~~.~~;

8.10        Comply with Issuer Obligations in Section 5 of the Transfer Agent Agreement in “Schedule B” of this Agreement; and

8.11        Pay all fees on time according to “Schedule A” of this Agreement.

9.	Representations and Warranties.

9.1          Representations and Warranties of the Issuer. The Issuer represents and warrants to KoreConX that:

1)	it is duly incorporated under the laws of its jurisdiction of incorporation and has all necessary corporate power and capacity to enter into and perform its obligations under this Agreement;

2)	it has taken all necessary corporate actions to authorize the execution and delivery by it of its obligations under this Agreement;

3)	it has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws generally affecting the enforcement of creditors’ rights, and to the fact that equitable remedies, such as specific performance and injunction, are discretionary remedies;

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #9

4)	no authorization, consent, permit, exemption, approval or other action by, or filing with, or notice to, any governmental authority is required in connection with the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement; and

5)	the execution and delivery by it of this Agreement, and the performance of its obligations under this Agreement, do and will not breach or result in a default under (a) any of its constituting documents; or (b) any contract or covenant by which it is bound.

9.2          Representations and Warranties of KoreConX and KoreTransfer. KoreConX and KoreTransfer represents and warrants to the Issuer that:

1)	it is duly incorporated under the laws of its jurisdiction of incorporated and has all necessary corporate power and capacity to enter into and perform its obligations under this Agreement;

2)	it has taken all necessary corporate actions to authorize the execution and delivery by it of its obligations under this Agreement;

3)	it has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws generally affecting the enforcement of creditors’ rights, and to the fact that equitable remedies, such as specific performance and injunction, are discretionary remedies;

4)	no authorization, consent, permit, exemption, approval or other action by, or filing with, or notice to, any governmental authority is required in connection with the execution and delivery by it of this Agreement or the performance of its obligations under this Agreement;

5)	the execution and delivery by it of this Agreement, and the performance of its obligations under this Agreement, do and will not breach or result in a default under (a) any of its constating documents; or (b) any contract or covenant by which it is bound;

6)	it has not granted, assigned, licensed, in any manner encumbered, committed or omitted to perform any act by which the rights granted herein and to be granted herein to Issuer could or will be encumbered, diminished, or impaired; and

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #10

7)	the Issuance Platform, the All-in-One Platform, and any other intellectual property or other materials furnished by KoreConX to Issuer in connection with this Agreement, does not infringe upon or violate any copyright, trademark, or any common law or any other intellectual property rights of a third party.

10.	Responsibility for Fees and Costs.

KoreConX and KoreTransfer and the Issuer shall each be responsible for their own costs, including legal, accounting and other professional fees, incurred in connection with this Agreement.

11.	Termination

11.1        Issuer has the right to terminate this Agreement by providing KoreConX and KoreTransfer with 120 days (at the end of which is the “Termination Date”) written notice of their intent to terminate. The Issuer will be responsible for payment of all fees under this contract up to the termination date and any reasonable costs associated with shutting down the Issuance Platform.

11.2        KoreConX and KoreTransfer have the right to terminate this Agreement if the monthly subscription fees are 90 days in arrears. Issuer will be responsible for all reasonable costs to shut down the Issuance Platform and all unpaid fees.

11.3        Either Party may terminate this Agreement: (i) upon a material breach by the other Party of this Agreement and such breach is not cured within 30 days after written notice from the non-breaching Party; (ii) upon material violation or breach of any federal or state securities law or regulation; (iii) upon the denial, revocation or other failure to obtain and maintain any license, consent, or authorization necessary for a Party to conduct its business as presently conducted or to perform its obligations under this Agreement; or (iv) upon thirty (30) days’ written notice if either Party commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency or other similar law, or either Party executes and delivers a general assignment for the benefit of its creditors.

12.	Ownership of Intellectual Property.

Each Party will retain ownership of all intellectual property owned by it prior to and created during this Agreement and the other Party shall acquire no rights to such intellectual property by reason of this Agreement.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #11

13.	General

13.1        Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the state of New York and the federal laws of the United States of America applicable therein.

13.2        Confidentiality. The parties acknowledge that this Agreement and the transactions contemplated hereby shall be kept confidential except with the consent of the other Party or as may otherwise be required by law. The parties hereto will in good faith attempt to agree, prior to disclosure, on any public announcements or statements related hereto. To the extent the Parties exchange any confidential information, each Party agrees not to disclose such confidential information without the consent of the disclosing Party; provided, that if a Party becomes legally compelled to disclose any confidential information to the Securities and Exchange Commission, Financial Industry Regulatory Authority, or any other governmental authority, such Party will (i) provide the other Party prompt written notice, if legally permissible, and will use its best efforts to assist the disclosing Party in seeking a protective order or another appropriate remedy and (ii) furnish only that portion of the confidential information that is legally required to be disclosed; provided further, that any confidential information so disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure. Each Party agrees to protect that information by deploying commercially reasonable efforts. Upon the expiration of the Term or termination of this Agreement, Parties agree to return or destroy (and provide a certificate of destruction) of any confidential information belonging to the other Party, except those records required to be maintained by KoreTransfer as part of regulatory requirements. See “Schedule B” for further clarity on Confidentiality Agreement.

13.3        Further Assurances. KoreConX and KoreTransfer and Issuer agree to enter into such documents and do all acts and things as are reasonably required to give effect to the terms of this Agreement.

13.4        Entire Agreement/Amendments. This Agreement and the attached Schedules and Appendices constitute the entire agreement among the parties and sets out all the covenants, promises, warranties, representations, conditions, understandings and agreements among the parties concerning the subject matter of this agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including all term sheets between the parties and/or affiliates or associates of the parties. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, expressed, implied or collateral between or among the parties and/or affiliates or associates of the parties in connection with the subject matter of this Agreement. Except as otherwise provided in this Agreement, this Agreement may be modified, amended, or any provision waived only by a written instrument signed by an authorized officer of each Party.

13.5        No partnership etc. Each Party will act all times as an independent contractor and will have no right or authority to act on behalf of, create any obligation for, or bind the other Party in any way. Nothing in this Agreement will be deemed to create a partnership or joint venture between the Parties.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #12

13.6        No assignment. Except as provided herein, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred by either Party without the express written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations under this Agreement in connection with the transfer or sale of all or substantially all of its assets in the event of a merger, consolidation, change in control or similar transaction. Any purported assignment in violation of this section shall be void.

13.7        All notices to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, email or courier, as follows:

If to the KoreConX:

Attention:	Jason Futko, CFO
KoreConX Inc.
Suite 8500, 1 World Trade Center
New York, NY
10007

E-mail:	jason@koreconx.com

If to the Issuer:

Attention:	Jerry Sanada
Commune Omni Fund LLC
31248 Oak Crest Drive, Suite 100
Westlake Village, CA
91361
United States

E-mail:	jvs@communecapital.com

or to such other address as a Party may specify by notice from time to time in writing to the other parties in the manner specified in this Section.

13.8        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.9        Severability. In the event any one or more of the provisions of this Agreement are unenforceable, it will be stricken from this Agreement, but the remainder of this Agreement will be unimpaired. The headings in this Agreement are for purposes of reference only.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #13

13.10      Currency. All currencies noted in this Agreement shall be that of the lawful currency of the United States (US dollar).

13.11      The attached Schedules and Appendices form part of this agreement and include: “Schedule A”: Pricing and Fees

“Schedule B”: KoreTransfer Agreement

“Schedule C”: Confidentiality Agreement

“Appendix 1”: Checklist to Upload

“Appendix 2”: Sample Board Resolution

“Appendix 3”: KoreConX All-in-one Platform Features

[Signature Page to Follow]

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #14

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KORECONX INC.

/s/ Jason Futko
Jason Futko, CA, CPA
Co-Founder and CFO

KORETRANSER USA LLC.

/s/ Jason Futko
Jason Futko, CA CPA
President

Commune Omni Fund LLC

/s/ Jerry Sanada
Name:	Jerry Sanada
Title:	President/CEO

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #15

“Schedule A” Pricing and Fees

RegA+ End to End Pricing Schedule

Non-Refundable Service Fees: The service fees include all of the following:

•	An upfront payment of $3,500.00, plus applicable sales taxes on both due on signing of this Agreement
•	A monthly fee of $2,500.00, plus applicable sales taxes
•	KoreTransfer USA, Transfer Agent services*

o	unlimited shareholders
o	unlimited transfers
o	unlimited reports
o	unlimited trades (provided Issuer has TradeCheck report)
o	unlimited on-line evoting
o	unlimited support and training
o	unlimited news release and reports to shareholders
o	dividend, revenue share distribution (extra costs for third party banking and ACH fees)

•	Issuance Platform for your offering, private labelled to Issuer’s offering website
•	All-in-One Platform, private labelled to Issuer website which allows Issuer to manage shareholders, communicate with shareholders, and a portfolio section for the shareholders to view their investment, pending investments and re-invest in Issuer

Optional Services: For any technical or business development consultation work beyond the work stated in the scope of this Agreement, such work will be performed for a fee or at an hourly rate mutually agreed by the parties before any such work is performed.

*Please note: KoreTransfer uses the KoreConX All-in-One platform to automate many processes and to be able to offer transfer agent services at a low cost to Issuer. KoreTransfer has provided the Issuer with a captable template in CSV format (the “prescribed format”) to enable easy upload of Issuer Data (the CSV file and all agreements associated with the transaction) into KoreConX All-in-One platform. If the Issuer does not provide the data in the prescribed format, requiring KoreTransfer to manually clean, correct, obtain missing required information or otherwise intervene to prepare the data for upload, a data preparation fee will be assessed based on an estimate of time required at a rate of $150 per hour. The Issuer will be updated in advance of any charges and given the option to put the data into the prescribed format or agree to pay for KoreTransfer to undertake to clean the data and put it in the prescribed format.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #16

Other Fees (NOT included in the monthly fee):

Redemptions	$1.00 per shareholder

KoreConX charges $1 per shareholder for any redemption of shares.

Dividends	$1.00 per shareholder

In addition to the charges from the bank for the monthly maintenance of the dividend paying account and the ACH or wire transfer charges from the third party banking service provider, KoreConX will charge $1 per shareholder per dividend payment.

*Dividend fees: capped at $1500 once client goes over 1499 shareholders.

Reorganization	$750.00

KoreConX charges a one time fee for business reorganizations.

Identification (ID) Verification, AML, Bad Actor Checks**

KoreConX has partnered with the world’s leading ID/AML verification provider to automate into our KYC/Suitability process. This process covers over 192 countries around the globe, the pricing for each verification varies per country. This service API is built into the KoreConX platform and as such are charged to KoreConX and will be charged back to the Issuer based on Issuers usage of such services. These services are used by the Issuer during their fund raise process using the Issuance Platform. The Issuers Broker/Dealer uses these to perform KYC on potential investors.

Fee per investor verified	$1.50 to $10.00

Investor Accreditation (USA only)**

Investor Accreditation for Accredited Investor	$37.00

This service API is built into the KoreConX platform and as such are charged to KoreConX and will be charged back to the Issuer based on Issuers usage of such services. These services are used by the Issuer during their fund raise process using the Issuance Platform. The Issuers Broker-Dealers use these to perform KYC on potential investors. If the Issuer fails to pay the fees for ID Verification, AML, Bad Actor Checks or Investor Accreditation outlined above within 30 days of receipt of the invoice, then these services will be terminated 45 days after invoice date.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #17

Digital Payments**

KoreConX offers the following payment options for you to include in your Issuance Platform, you will have agreements with each of them for the services:

Credit Cards (VISA, Mastercard)	fees are provided by Payment Processor
ACH	fees are provided by Payment Processor
Crypto to Fiat	fees are provided by Payment Processor
eDebit	fees are provided by Payment Processor
IRA	fees are provided by IRA Processor

Escrow fees are provided by Escrow Provider

SSL Annual fee: Issuer shall be responsible for acquiring a Secure Site Pro EV on an annual basis to secure the Issuance Platform on Issuer URL.

Transactional API usage: Usage and integration of any transactional API services requested by the Issuer will be paid by Issuer when applicable. The Issuer by signing this Agreement is also accepting all the third party API fees as outlined under Other Fees on “Schedule A” of this Agreement. Please note that providers of these services change on occasion so this list is not exhaustive. We do our best to find inexpensive, but effective, solutions for these features, however, we are not responsible for the services they provide.

**All these are fees provided by third party providers, these are pass-through fees to the Issuer and Broker-Dealer and as such will be paid directly by the Issuer from monies received during a fund raise. These are mentioned only for informational purposes as these services are built into the KoreConX Issuance Platform for convenience and to reduce costs.

KoreConX and KoreTransfer will not be held responsible for any third party integrations related to escrow and payment providers. All services provided by third parties escrow and payment providers to the Issuer are not a Party to this Agreement. KoreConX does not have access to or influence over the results of these services. Any issues as a result of third party services escrow and payment providers are the responsibility of the third party provider and the Issuer.

Payment of Fees, Late Payment Penalties and Price Changes:

Payments:

All payments of KoreConX invoices will be made using credit cards that the Issuer will provide upon receipt of the first invoice. All invoices that remain unpaid after 30 days will be hereby authorized for automatic payment on the Issuer provided credit card. We do not accept checks. If payment is sent by check KoreConX will apply a charge of $75 for administration to Issuers account.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #18

Late Fees and Penalties:

If the Issuer is late in paying the invoices provided by KoreConX due to rejected credit cards, the Issuer will be charged 1.5% interest per month outstanding.

Price Changes:

All prices in this Agreement are subject to change by KoreConX and/or KoreTransfer upon 150 days written notice (email acceptable) to the Issuer. Please note, that there will be no changes to the fees for the first 12 months, unless agreed by both parties or if other services are agreed to by both parties.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #19

“Schedule B” KoreTransfer Agreement (“Transfer Agent Agreement”)

TRANSFER AGENCY AND REGISTRARSHIP AGREEMENT USA MARKET

THIS TRANSFER AGENT AGREEMENT made as of 2/26/2024

BETWEEN:

Commune Omni Fund LLC

Registered Office: 31248 Oak Crest Drive, Suite 100, Westlake Village, CA, 91361, United States

(hereinafter referred to as the “Issuer”)

AND:

KoreTransfer USA LLC

One World Trade Center, 8500-285 Fulton St., New York, NY, 10007, USA

(hereinafter referred to as “KoreTransfer” or Transfer Agent and Registrar)

(Together referred to as the “Parties”)

WITNESSES THAT the parties hereto agree and covenant with each other as follows:

1.	Corporate Authority and Appointment

a)	The Issuer, having taken all necessary corporate action to authorize the execution, delivery, and performance by it of this Transfer Agent Agreement, has appointed KoreTransfer as Transfer Agent and Registrar (‘shares’ are herein defined as common shares, preferred shares, options, warrants, digital securities/security tokens, trust units and like securities evidenced by a book entry on the issuer’s security register) and KoreTransfer accepts such appointment, upon the terms set out in this Transfer Agent Agreement.

b)	KoreTransfer agrees to carry out and perform its duties hereunder, and upon the termination hereof, to deliver over to the Issuer the books and any documents and papers connected therewith or with the business of the Issuer transacted hereunder, against a receipt executed by the Issuer.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #20

2.	Duty to Keep and Provide Records

KoreTransfer shall keep on its secure online platform the Issuer’s share ledger, register and branch registers of transfers, digital securities/security tokens, and electronic certificates (eCerts as defined below), and subject to such general and particular instructions as may from time to time be given to it by or under the authority of the manager of the Issuer or any applicable law, KoreTransfer shall, in accordance with this Transfer Agent Agreement:

a)	make such entries from time to time in the books as may be necessary in order that the accounts of each shareholder or token holder of the Issuer may be properly and accurately kept and transfers of shares properly recorded;

b)	upon payment of any applicable transfer taxes, countersign, register and issue share eCerts (as defined below) or digital securities/security tokens to the shareholders or token holders entitled thereto representing the shares/digital securities/security tokens held or transferred to them respectively;

c)	furnish to the Issuer statements, lists, entries, information and material, concerning transfers and other matters, as are maintained or prepared by it as transfer agent, registrar and disbursing agent, of the Issuer;

d)	engage any independent third party contractors necessary to provide Services supplemental to and monitored by KoreTransfer, including but not exclusive to regulation verification of stakeholder Identification, anti-money laundering (“AML”) checks, and stakeholder verification; provided KoreTransfer notifies Issuer of any engagement of a third party contractor at least 30 days prior to such engagement; and

e)	treat all information and content arising from and related to the Issuer and its stakeholders as confidential and private, except where disclosure of the content is necessary to KoreTransfer’s provision of the Services described herein, and to disclose then only to those persons authorized to receive the same.

The accounts and records maintained by KoreTransfer shall be the property of the Issuer. KoreTransfer shall prepare, maintain and preserve such accounts and records as required by the applicable securities laws, rules and regulations. KoreTransfer shall surrender such accounts and records to the Issuer, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Issuer; provided, that KoreTransfer may retain copies of any records to the extent required by securities laws; provided, further that KoreTransfer is not required to surrender the records if the Issuer has reach 400 investors in the offering at which time KoreTransfer can only surrender the books of records to another SEC registered transfer agent. Issuer shall have access to such accounts and records at all times during KoreTransfer’s normal business hours. Upon the reasonable request of the Issuer, copies of any such books and records shall be provided by KoreTransfer to the Issuer. KoreTransfer shall assist the Issuer, the Issuer’s independent auditors, or, upon approval of the Issuer (to the extent notice is permitted by applicable law), any regulatory body, in any requested review of (i) the Issuer’s accounts and records and (ii) reports by KoreTransfer or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. In the event KoreTransfer receives a request or demand for the inspection of records relating specifically to the Issuer, KoreTransfer will promptly notify the Issuer of such request in writing and obtain instructions from the Issuer as to the handling of such request, to the extent such notice is not prohibited by law; provided, notice shall not be required for annual audits of KoreTransfer.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #21

3.	Dividend Disbursement

a)	KoreTransfer shall disburse dividends and other distributions which may be declared from time to time on the shares of the Issuer, and KoreTransfer is hereby authorized and directed to pay such dividends and other distributions after receipt at its principal office of: i. a certified copy of the resolution of the manager of the Issuer declaring such dividends or other distributions or similar documentation that is acceptable to KoreTransfer, and ii. funds in an amount sufficient for the payment of such dividends and any cost associated with delivery of funds.

b)	If any funds are received by KoreTransfer in the form other than wire transfer, KoreTransfer shall be entitled to delay the time for release of such funds until such funds shall be determined to have cleared the financial institution upon which the same are drawn.

c)	If KoreTransfer shall hold any amount on account of distributions which are unclaimed or which cannot be paid for any reason, KoreTransfer shall be under no obligation to invest or reinvest the same but shall only be obligated to hold the same in a current or other non-interest bearing account pending appropriate dispersal of the funds in consideration of any legal requirements, and in accordance with this Transfer Agent Agreement or by mutual arrangement of the parties. KoreTransfer shall notify Issuer of the details of any unclaimed or unpaid amounts and work with Issuer to resolve any issues.

d)	All costs related to the disbursement of funds for dividends or otherwise will be the responsibility of the Issuer, including but not limited to ACH fees, wire transfer fees, and credit card fees.

4.	Authority to Act and Reliance

a)	KoreTransfer will act on instructions from the Issuer and only those individuals who are authorized by a resolution of the manager. The Issuer shall also update KoreTransfer with any changes to its manager, officers and authorized personnel as such changes occur and annually pursuant to the requirements detailed under Issuer Obligations in Section 5 of this Transfer Agent Agreement.

b)	Issuer acknowledges that KoreTransfer may be required to follow various identification and verification procedures in accordance with state and federal legislation as may be enacted from time to time. Issuer therefore agrees to provide, upon the reasonable request of KoreTransfer, copies of any corporate records, including but not limited to appropriate identification for each of the said directors and officers, as may be required by law.

c)	KoreTransfer may act upon any signature, certificate or other document believed by it to be genuine and to have been signed by the proper person or persons, or refuse to transfer a share certificate/eCert/digital securities/security tokens if it is not satisfied as to the propriety of the requested transfer. KoreTransfer will notify the Issuer in the event a transfer is refused. KoreTransfer may also act on the receipt of facsimile and similar electronic instructions that it believes to be genuine and to have been signed or initiated by the proper person or persons.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #22

d)	From time-to-time requests or questions which may arise in connection with the performance of KoreTransfer’s duties hereunder, may require that the Issuer refer such relevant documents, requests or questions which underlie the concern or to the Issuer’s legal counsel for an opinion, at the Issuer’s expense. In extreme situations where the Issuer or Issuer’s legal counsel are unwilling or unable to provide satisfactory resolution KoreTransfer may request an opinion from KoreTransfer’s legal counsel, at the Issuer’s expense. KoreTransfer shall be entitled to rely absolutely on such opinion; provided, if counsel selected by KoreTransfer, such counsel was selected in good faith, and shall be indemnified and held harmless by the Issuer against and from any liability, cost and expense for any action taken by KoreTransfer or not taken by KoreTransfer in accordance with Issuer’s instructions or the advice of legal counsel as provided in this section. All such requests will first be made to the Issuer to see if there are ways to resolve such issues or concerns before requests to any legal counsel are made.

e)	The Issuer represents and warrants that all shares issued and outstanding on the date of this Transfer Agent Agreement are issued as fully paid and non-assessable and agrees that with respect to future allotments and issuances of shares, KoreTransfer shall issue and regard such shares as fully-paid and non-assessable. KoreTransfer shall be entitled to treat as valid any certificate for shares purporting to have been issued by or on behalf of the Issuer prior to the date of this Transfer Agent Agreement.

f)	KoreTransfer shall comply with all applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable laws, rules, regulations, orders.

5.	Issuer’s Obligations

The transfer agent business is an SEC-regulated activity and as such KoreTransfer has processes in place to meet their obligations. In order to maintain compliance, KoreTransfer will only take direction from the manager of the Issuer unless instructed by the Issuer to take direction from another individual at the Issuer’s business. It is the Issuer’s obligation to inform KoreTransfer immediately of any changes in authorized individuals.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #23

In addition to complying with all other sections of this Transfer Agent Agreement and the Master Services Agreement, there are events or changes to the Issuer’s business that we must be made aware of to properly perform our duties as your transfer agent. The Issuer is required to inform us immediately of any changes to:

a)	The Issuer’s manager or officers at least on an annual basis. In connection with the foregoing, Issuer is required to provide KoreTransfer with an annual certification of the manager and officers;

b)	Issuers securities (shares, options, warrants, debentures, loans, SAFEs, etc.), any new issuance, or changes to an existing issuance;

c)	The Issuer’s address or phone number;

d)	Issuer’s year-end date;

e)	Manager contact details, email address, and/or mobile number;

f)	Issuer’s legal counsel, contact details, email address, or mobile number;

g)	The authorized personnel including their address, phone number, or email addresses;

h)	Any broker-dealers that the Issuer is using to raise capital or transact any of Issuer’s securities;

i)	Any ATS (Alternative Trading Systems) or registered secondary markets the Issuer is using to transact any of their securities; and

j)	Issuer must notify KoreTransfer 30 days prior to any annual member meeting or 10 days prior to any special member meeting to be held by the Issuer.

6.	Representations and Warranties of KoreTransfer. KoreTransfer represents and warrants to Issuer that:

a)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Transfer Agent Agreement in accordance with industry standards.

b)	It is, and will continue to be, registered as a transfer agent under the 1934 Act.

c)	It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the securities laws related to the services provided by KoreTransfer to the Issuer. KoreTransfer will notify Issuer of any material changes to its policies and procedures that relate to the services provided under this Agreement or the Master Services Agreement or the investor experience with respect to such services.

d)	It does not keep check forms or facsimile signature imprinting devices. If it does in the future, then it will establish and maintain facilities and procedures reasonably acceptable to the Issuer for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #24

e)	It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, as is customary and sufficient for compliance by KoreTransfer with all requirements of law and sufficient for KoreTransfer to perform its obligations under this Transfer Agent Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters. KoreTransfer shall furnish the Issuer with pertinent information concerning the insurance it maintains and notify the Issuer of any cancellation or reduction in amounts.

f)	It will notify the Issuer of any examination of KoreTransfer, unless prohibited by law or regulation, by any regulatory or administrative body having jurisdiction over the services provided by KoreTransfer under this Transfer Agent Agreement, if such examination will, or is reasonably likely to have, an effect on KoreTransfer ability to perform its services under this Transfer Agent Agreement.

g)	It will notify the Issuer of any material claims against KoreTransfer with respect to services performed under this Transfer Agent Agreement.

7.	Issue, Transfer, and Cancellation of Certificates

a)	KoreTransfer manages the Issuer’s certificates in electronic form; such certificates will be called ecertificates (“eCerts”) or digital securities/security tokens for the purposes of this document or any correspondence. Issuer confirms, in a manager’s resolution, that it agrees to manage all their securities in electronic form, see sample board of director’s resolution in “Appendix 2” of this Transfer Agent Agreement.

b)	The Issuer agrees that it will promptly furnish to KoreTransfer from time to time:

i. copies of all governing documents and amendments thereto and of all relevant resolutions relating to the creation, amendment, allotment and issuance of shares of the Issuer; and

ii. copies of all relevant documents and proceedings relating to increases and reductions in the Issuer’s capitalization, the reorganization of or change in its structure or the bankruptcy, insolvency, winding-up or dissolution of the Issuer.

c)	Upon receipt of a certified copy of a resolution of the manager of the Issuer authorizing the issuance of shares, together with written instructions from an authorized officer or manager of the Issuer giving particulars of the registered owners of such shares, KoreTransfer shall register such shareholders and deliver eCerts representing such shares in accordance with such instructions and KoreTransfer can rely that such instructions are in compliance with exchange or regulatory requirements as promulgated from time to time.

d)	After the issuance of eCerts, the Issuer shall provide KoreTransfer with a copy of a Manager’s Resolution directing and authorizing the Issuer to collect, document and destroy all pre-existing paper share certificates, and confirmation of completion of the same.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #25

e)	The Issuer agrees that, so long as this Transfer Agent Agreement is in force, it shall issue no share certificates or digital securities/security tokens or any securities without such eCerts or digital securities/security tokens being created and delivered by KoreTransfer in its capacity as transfer agent and registrar.

f)	When an eCert is presented to KoreTransfer for the purpose of transfer, transfer of any of the shares in respect of which such certificate was issued will be refused by KoreTransfer unless the following is applicable: transfers will only be performed between registered eCert holders of the Issuer to a qualified individual or entity upon approval by the Issuer, review of the Issuer’s governing documents, and acceptance of the qualified individual or entity who is registered in the KoreConX All-in-One Platform. In the absence of bad faith, gross negligence, willful misconduct, or fraud, KoreTransfer shall not incur any liability in refusing to affect any transfer which in its judgment is improper or unauthorized, or in carrying out any transfer which in its judgment is proper or authorized.

g)	Except as specifically provided below, it shall not be the duty of KoreTransfer to pass on the validity of transfers of shares owing to death, transfers by parents or guardians, powers of attorney. KoreTransfer is hereby authorized, after notice to the Issuer, to refer all documents relating to such transfers to the legal counsel of the Issuer, at the expense of the Issuer, and KoreTransfer shall be entitled to rely absolutely upon the opinion of such legal counsel.

h)	Upon receipt of notice from the Issuer or from any shareholder/token holder that an eCert or digital securities/security tokens is missing from the Issuer’s register, KoreTransfer agrees to place an appropriate notation on the register of shareholders/token holders. KoreTransfer shall not be required to issue an eCert based on a claim from any potential owner of a security for any eCert that has not been recorded in the Issuer’s register unless:

i. neither the Issuer nor KoreTransfer has received notice that the security represented by the eCert has been acquired by a good faith purchaser (as that term is used in the applicable corporate statute);

ii. the owner has filed with KoreTransfer an indemnity bond sufficient in KoreTransfer’s opinion to protect the Issuer and KoreTransfer from any loss that either of the Issuer or KoreTransfer may suffer by complying with the request to issue a new certificate; and

iii. the owner has satisfied all other requirements as KoreTransfer may from time to time impose, acting reasonably, including without limitation the delivery by the owner to the Issuer and KoreTransfer of a written indemnity together with a statutory declaration that the eCert was not properly recorded in the Issuer’s register of securities.

For this purpose and for the purposes of the applicable corporate statute, the Issuer hereby irrevocably delegates to KoreTransfer the power to determine the sufficiency of the indemnity bond so posted and to impose all such other reasonable requirements as KoreTransfer may from time to time require in this regard.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #26

k)	In the case of a registered shareholder who dies where no administration is contemplated, KoreTransfer may register the transfer of shares registered in the name of the deceased shareholder upon receipt of an indemnity agreement, a waiver of probate or similar bond and any other documents satisfactory to KoreTransfer.

8.	Access to Information

The Transfer Agent services are delivered through an online All-in-One Platform allowing the Issuer and its designated authorities and stakeholders access 24 hours a day, 7 days a week (except during maintenance on the All-in-One Platform or unexpected downtime of the hosting provider). The All-in-One Platform gives the stakeholders the ability to manage their holdings through the Portfolio section, and gives the Issuer complete transparency on the status of the Issuer’s corporate records, trades, transfers, shareholder communications, etc.

9.	Indemnity

a)	In addition to and without limiting any other indemnity specifically provided herein, the Issuer agrees to defend, indemnify and hold harmless KoreTransfer, its successors and assigns, and its and each of their respective directors, officers, employees and agents (the “KoreTransfer Indemnified Parties”) against and from any demands, claims, assessments, proceedings, suits, actions, costs, judgments, penalties, interest, liabilities, losses, damages, debts, expenses and disbursements (including reasonable legal fees) (collectively, the “Claims”) that the KoreTransfer Indemnified Parties, or any of them, may suffer or incur or that may be asserted against them, or any of them, in consequence of, arising from or relating to any action or omissions to act which KoreTransfer properly takes in connection with the provision of services pursuant to this Transfer Agent Agreement (as the same may be amended, modified or supplemented from time to time), except that no individual KoreTransfer Indemnified Party shall be entitled to indemnification in the event such Indemnified Party is found to have acted in bad faith, engaged in willful misconduct, been grossly negligent, or committed fraud. For greater certainty, the Issuer agrees to indemnify and save harmless the Indemnified Parties against and from any present and future taxes (other than income taxes), duties, assessments or other charges imposed or levied on behalf of any governmental authority having the power to tax in connection with KoreTransfer’s duties hereunder. In addition, the Issuer agrees to reimburse, indemnify and save harmless the KoreTransfer Indemnified Parties for, against and from all legal fees and disbursements (on a substantial indemnity, or solicitor and client, basis) incurred by a KoreTransfer Indemnified Party if the Issuer commences an action, or cross claims or counterclaims, against the KoreTransfer Indemnified Party and the KoreTransfer Indemnified Party is successful in defending such claim.

b)	KoreTransfer shall indemnify and hold harmless Issuer, and its respective officers, directors, trustees, agents, and employees from any Claims arising directly or indirectly from a KoreTransfer Indemnified Person’s bad faith, gross negligence, willful misconduct, fraud, or reckless disregard in the performance of its duties obligations, or responsibilities set forth in this Transfer Agent Agreement.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #27

c)	In any case in which either Party (the “Indemnifying Party”) may be asked to indemnify or hold the other Party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim; provided, however, the Indemnified Party shall have the right to retain its own counsel at its expense. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent,

d)	The Issuer agrees that its liability hereunder shall be absolute and unconditional regardless of the correctness of any representations of any third parties and regardless of any liability of third parties to the Indemnified Parties and shall accrue and become enforceable without prior demand or any other precedent action or proceeding and shall survive the resignation or removal of KoreTransfer or the termination of this Transfer Agent Agreement.

e)	KoreTransfer shall be under no obligation to prosecute or defend any action or suit in respect of its agency relationship under this Transfer Agent Agreement but will do so at the request of the Issuer provided that the Issuer furnishes an indemnity satisfactory to KoreTransfer against any liability, cost or expense which might be incurred.

f)	In addition to the remedies provided herein, KoreTransfer shall be entitled to any other rights and recourses it may have against the Issuer.

10.	Standard of Care; Limitation on Liability

a)	KoreTransfer shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Transfer Agent Agreement.

b)	KoreTransfer shall not be liable for any error in judgment, for any act done or step taken or omitted by it in good faith, for any mistake, of fact or law, or for anything which it may do or refrain from doing in connection herewith except arising out of its bad faith, gross negligence or willful misconduct. In particular, but without limiting the generality of the foregoing, KoreTransfer shall, with respect to meetings of shareholders, not be liable for having relied upon or deferred to the instructions or decisions of the Issuer, its legal counsel, or the chairman of the meeting.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #28

c)	In the event either Party is in breach of this Transfer Agent Agreement, their respective duties hereunder or any Transfer Agent Agreement, or any other services that such Party may provide in connection with or in any way relating to this Transfer Agent Agreement or such Party’s duties hereunder, such Party shall be liable for claims or damages only to an aggregate maximum amount equal to the amount of fees paid by the Issuer to KoreTransfer hereunder, except to the extent that either Party has acted in bad faith, with gross negligence, has engaged in willful misconduct, or fraud. In no event shall either Party be liable for indirect or consequential damages.

11.	Amendment, Assignment and Termination

a)	Except as specifically provided herein, this Transfer Agent Agreement may only be amended or assigned by a written agreement of the parties.

b)	Any entity resulting from the merger, amalgamation or continuation of KoreTransfer or succeeding to all or substantially all of its transfer agency business (by sale of such business or otherwise), shall thereupon automatically become the dividend disbursing agent, transfer agent and registrar hereunder without further act or formality; provided, that KoreTransfer will provide Issuer at least 60 days notice prior to any such transaction.

c)	This Transfer Agent Agreement may be terminated by either Party on 120 days’ notice in writing being given to the other at the address set out above or at such other address of which notice has been given. This Transfer Agent Agreement may be terminated by Issuer: (i) upon willful misfeasance, bad faith, gross negligence, or reckless disregarding on the part of KoreTransfer in the performance of its duties, obligations, and responsibilities set forth in this Transfer Agent Agreement; (ii) immediately in the event KoreTransfer is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law or regulatory, administrative or judicial proceedings against KoreTransfer; or (iii) upon a material breach by KoreTransfer of the representation, warranties, covenants, or agreements of this Transfer Agent Agreement that has not been cured within thirty days following written notice of such breach.

d)	This Transfer Agent Agreement may be terminated by KoreTransfer on 60 days notice in writing to the Issuer in the event the Issuer refuses or fails to pay an invoice for fees and expenses, or other demand for payment issued or made pursuant to this Transfer Agent Agreement by KoreTransfer, within 30 days of the original invoice or demand.

e)	The provisions of Section 9 shall survive termination of this Transfer Agent Agreement.

f)	Upon termination of this Transfer Agent Agreement, and upon written instruction from the authorized individuals of the Issuer, KoreTransfer will send a copy of the Issuer’s records to a new transfer agent designated by the issuer, or in absence of a new transfer agent, to the Issuer directly.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #29

g)	Upon termination, the Issuer will be billed a termination fee of $550 plus the monthly charges set forth on Schedule A to the end of the 120 day notice period for the administration of moving the Issuer records to the new transfer agent.

h)	The termination process starts upon completion of the Offboarding form. A link to this form will be provided upon request.

12.	Pricing and Fees

Pricing, fees, payments, and taxes are all addressed on “Schedule A” of the Master Services Agreement.

13.	Advertising and Marketing

Both Parties to this Transfer Agent Agreement agree to allow the other Party to:

a)	Use the logo and name of the other Party on their website, marketing material, social media, and brochures; provided KoreTransfer provides Issuer with a copy of how the Issuer logo will be presented and obtains Issuer’s written consent prior to any such use;

b)	Make use of the logo and name in press releases highlighting the relationship, as long as the content of such press release is approved by the other Party;

c)	All mentions of the other Party must make use of publicly available information, except where the other Party has approved the content.

14.	General

a)	This Transfer Agent Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable therein and the parties hereby attorn to the jurisdiction of the courts of the State of New York.

b)	This Transfer Agent Agreement shall ensure to the benefit of and be binding upon the parties hereto and their successors and assigns.

c)	This Transfer Agent Agreement may be executed in counterparts and may be delivered by facsimile machine or e-mail.

d)	The paragraph headings in this Transfer Agent Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision herein.

e)	If any term or provision in this Transfer Agent Agreement is considered legally invalid or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Transfer Agent Agreement.

f)	No waiver by either Party of any default of breach shall be deemed as a waiver of prior or subsequent defaults or breaches.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #30

“Schedule C” CONFIDENTIALITY AGREEMENT

IN CONTEMPLATION OF business discussions and transactions (“Proposed Transactions”) between KoreConX Inc. (and all affiliated businesses), incorporated in the State of Nevada, USA, and any affiliated companies (the “KoreConX”), and Commune Omni Fund LLC (“Commune” and together with the KoreConX, the “Parties,” and each, a “Party”), and the possible dissemination by each of the Parties to the other of certain information concerning such Party which is either non-public, confidential or proprietary in nature (the “Confidential Information”), for the purpose of provision of Services by KoreConX, and in consideration of the Parties furnishing the Confidential Information to each other, and the other mutual promises contained herein, the Parties hereby agree as follows:

1. The term “Confidential Information” shall not include any information which a Party hereto can prove:

(a)         has become generally available to the public through no fault or action of such Party or any affiliates, agents, advisors, managers, directors, officers or employees of such Party (each, and “Affiliate”); or

(b)         is in the possession of such Party or any Affiliate thereof prior to the date hereof, provided that such information is not known by such Party to be subject to another confidentiality agreement with or other obligation of secrecy to the other Party, and further provided that such information was obtained independently and without the assistance of the other Party;

(c)         is or becomes available to such Party or any Affiliate thereof on a non-confidential basis from any third party, the disclosure of which to such Party or any Affiliate thereof does not violate any contractual, legal or fiduciary obligation such third party has to the other Party; or

(d)         is independently created by such Party or any Affiliate thereof without reference to or any other use of the other Party’s Confidential Information.

2. Except as provided in paragraph 1 above, the “Confidential Information” shall include, without limitation: (i) with respect to KoreConX, all product information on KoreConX, KorePlatforms, KoreChain, KoreContract, KoreProtocol, KoreCoin, KoreAPI, KoreOracle, KoreTransfer, KoreID, KoreID Verified, KoreData product features, Escrow, KYP, KYC and Suitability online; and (ii) with respect to both parties, financial information, business plans, summaries, proposals, trade secrets, notes, memoranda, drawings, specifications, programs, electronic mail, marketing plans, ideas, data or other materials of any nature, whether written or oral and whether prepared by a Party, any Affiliate thereof or otherwise, relating to any matter within the scope of the business of each of the Parties, or concerning any of such Party’s dealings or affairs, regardless of whether such information was disseminated to the other Party prior to or following the signing of this Confidentiality Agreement.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #31

3. The receiving Party expressly covenants and agrees that during the term of this Confidentiality Agreement, and for a period of three years immediately following the termination of this Confidentiality Agreement for any reason, at any time, for himself or herself, or on behalf of any other person, company, partnership or entity, Commune will not offer for sale, or solicit the sale of products or services similar to those provided by KoreConX under the Master Services Agreement or Transfer Agent Agreement [in or within the territory in which KoreConX is operating or has clients or partners or advisors or shareholders (hereinafter called the “restricted area”)].

4.    Commune will not will not during the term of this Confidentiality Agreement hereunder, and for a three year period following the termination of this Confidentiality Agreement, either for himself or herself or on behalf of any other person, company, partnership or entity: (i) solicit, divert, take away, or attempt to solicit, divert or take away any of KoreConX’s customers or the business or patronage of any such customer for the purpose of providing services provided by KoreConX under the Master Service Agreement (which includes the Transfer Agent Agreement); or (ii) decompile or reverse engineer KoreConX’s All-in-one Platform or otherwise attempt to obtain the source code for the All-in-one Platform or attempt to recreate the KoreConX’s All-in-one Platform in order to start a similar business.

5.    KoreConX will not during the term of this Confidentiality Agreement hereunder, and for a one year period following the termination of this Confidentiality Agreement, either for himself or herself or on behalf of any other person, company, partnership or entity solicit, divert, take away, or attempt to solicit, divert or take away any of the Commune’s customers or the business or patronage of any such customer for the purpose of providing real estate investment opportunities.

6.    Neither Party will, for a period of one year, either for himself or herself, or on behalf of any other person, company, partnership or entity whatsoever, solicit, recruit or hire, or attempt to solicit, recruit or hire any employee or independent contractor of the other Party.

7.     The Confidential Information will be kept confidential by each Party and any Affiliate thereof and, without the prior written consent of the other Party, each Party and any Affiliate thereof shall not (i) distribute or disclose any of the Confidential Information in any manner, (ii) permit any third party access to the Confidential Information, or (iii) use the Confidential Information for any purpose other than as agreed in writing by the other Party. As permitted by the other Party, however, either Party may disclose the Confidential Information to their attorneys, accountants, agents, managers, directors and officers who need to know the Confidential Information for the purpose of performing such Party’s obligations under the Master Services Agreement and Transfer Agent Agreement, provided such persons are informed of the terms of this Confidentiality Agreement and agree to be bound by the terms of this Confidentiality Agreement. The disclosing Party shall be responsible for any breach of this Confidentiality Agreement by any of such persons. The receiving Party shall use reasonable care to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of disclosing Party. Without limiting the foregoing, the receiving Party shall take at least those measures that it employs and use the same level of care to protect its own confidential information of a similar nature.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #32

8.    In the event that a Party or any Affiliate thereof receives a request to disclose all or any part of the Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, such Party agrees to immediately notify the other Party in writing (unless prohibited by applicable law) of the existence, terms and circumstances surrounding such a request so that the other Party may seek an appropriate protective order and/or waive compliance by the Party or any Affiliate thereof with the appropriate provisions of this Confidentiality Agreement. If such Party or any Affiliate thereof is compelled to disclose any of the Confidential Information, it will disclose only that portion thereof which it is compelled to disclose and shall use its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed.

9.    Except as required by applicable law, regulation or stock exchange rule, without the prior written consent of the other Party, neither Party will disclose to any third party the fact that the Confidential Information exists or has been made available to such Party, that discussions are taking place between the parties or the status of such discussions, or any of the terms or conditions discussed in connection with the Proposed Transactions.

10. Neither Party shall be deemed to make any representation or warranty as to the accuracy or completeness of the Confidential Information.

11.  Each Party and any Affiliate thereof, when requested by the other Party, shall promptly and at the requesting Party’s option, either return or destroy all written Confidential Information, including all copies thereof, as is then in such Party or Affiliate’s possession.

12.  It is understood and agreed that neither Party shall hereby receive any license or ownership rights in any Confidential Information supplied to such Party by the other Party.

13. This Confidentiality Agreement shall be effective as of the date of execution by the Parties and shall continue in effect for a period of one (1) year after the termination of this Confidentiality Agreement. This Confidentiality Agreement shall terminate upon termination of the Master Services Agreement.

14. It is understood and agreed that during the term of this Confidentiality Agreement neither Party will solicit for employment any officer or employee, contractor, consultant or agent of the other Party with whom it had direct contact with.

15.  The Parties hereto acknowledge that, in view of the uniqueness of the business of both Parties, a Party may not have adequate remedies at law for monetary damages in the event that this Confidentiality Agreement has not been performed in accordance with its terms by the other Party, and therefore each of the Parties agrees that the other shall be entitled to specific performance of the terms hereof and such equitable and injunctive relief as may be available to restrain the other from the violation of the provisions of this Confidentiality Agreement, in addition to any other remedy to which the non-breaching Party may be entitled, at law or in equity, for such breach or threatened breach.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #33

16. It is further agreed that no failure or delay by either Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

17.  This Confidentiality Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

18. This Confidentiality Agreement contains the entire agreement between the Parties concerning the subject matter hereof and no modification of this Confidentiality Agreement or waiver of the terms and conditions hereof will be binding upon either Party, unless approved in writing by each Party.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #34

Appendix 1

Checklist to Upload

We require that you upload the following information and invite the key members of the Issuer’s management team, corporate secretary, board directors, and legal counsel to the KoreConX all-in-one business platform. This is a mandatory requirement.

KoreConX’s All-in-One platform will be your central point for viewing your information on securities holders and your corporate records, thus reducing your ongoing manual cost associated with transfer services.

A.            Board Resolution Appointing Transfer Agent and Registrar;

B.            Corporate Information Section on the KoreConX All-in-one Platform;

C.            Issuer Officers and Directors (on Google Form and in KoreConX All-in-one Platform);

D.            Director KYC Form (including proof of ID), through their Personal Profile online in KoreConX All-in-one Platform

E.            Non-Director Communication Authority Letter from CEO (email acceptable);

F.            Articles of Incorporation;

G.            Issuer Bylaws;

H.            List of securities holders provided in Excel CSV file format (we require names, complete mailing address date of issue, number of securities issued, securities class, series rounds if there are any restrictions attached to those securities, etc.) with all the information listed on the CSV template file provided to Issuer;

I.            Digital copies of all documents related to a sale or transfer of securities (including board resolutions authorizing it, subscription agreements, etc.)

If Issuer is transferring its business from another “Transfer Agent” we will require that the following information be uploaded in KoreConX all-in-one Platform:

1.            Certified list of shareholders by previous transfer agent

2.            Certificate history report by account

3.            List of stop transfers - including backup documents

4.            Transfer journals

5.            Pending lost/estate transfer files

6.            Issuer history summary and exchange rates, if any

7.            Certification of the number of shares issued and outstanding - and your indemnity if there are any outstanding discrepancies

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #35

8.            Policy #41 Mailing List (beneficial shareholders for shares held by DTCC, CDS or other settlement agency)

9.            Electronic copies provided in “Excel Spreadsheet File Format” of all other relevant reports/old records and paper transaction files

10.          List of Capital changes for the 12 months preceding

Please note that after reviewing the documentation, upon notice to the Issuer, KoreTransfer may request an Opinion of the Issuer’s Legal Counsel addressed to KoreTransfer stating that:

a)            the Issuer has been duly incorporated;

b)            that all necessary and proper steps have been taken to make the issue of shares valid;

and

c)            that it has, at the date of opinion, a stated capital position with respect to:

(i)            authorized shares

(ii)           issued and outstanding shares

(iii)          the shares are fully paid and non-assessable, and the form of the ecertificates to be recorded by KoreTransfer as transfer agent and registrar has been approved as required by Law and is currently in effect.

Please complete the attached sample board resolution, or similar, as it relates to Issuer and return it with the list of Directors and Officers (see “Appendix 2”).

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #36

Appendix 2

Sample Board Resolution

Below is a sample Board Resolution Appointing KoreTransfer Transfer Agency as “Transfer Agent and Registrar”. Please cut and paste to a new document, complete the highlighted sections once your board has had the board meeting, and return the signed resolution to us.

BE IT RESOLVED THAT:

1.	KORETRANSFER USA LLC transfer agency hereinafter referred to as KoreTransfer, with offices located in New York, NY be and it is hereby appointed Transfer Agent and Registrar for the shares (common or preferred) in the stock of the Commune Omni Fund LLC (the “Company”);

2.	The Transfer Agency and Registrarship Agreement (the “Agreement”) made as of ___________________ (date) between KoreTransfer and Company under which KoreTransfer will provide Issuer with the transfer agent and registrar services be hereby approved;

3.	The Directors and/or proper Officers of Issuer be and they are hereby authorized to execute the Agreement and are authorized to do all acts and things and to execute and deliver all documents or instruments in writing as may be considered necessary or desirable to carry out the terms of these resolutions;

4.	The Issuer hereby agrees to use ecertificates instead of paper certificates for securities and will make all adjustments necessary to the Issuer Bylaws to reflect this change; and,

5.	The Directors and/or proper Officers of Issuer hereby certify the following shares have been authorized and issued as of the date of this resolution:

Class	Authorized	Issued
Class	Authorized	Issued
Class	Authorized	Issued

CERTIFIED to be a true copy of a Resolution passed by the Board of Directors of Issuer and which Resolution is in full force and effect as of the date hereof.

Signed and dated by Corporate Secretary

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #37

Appendix 3

KoreConX All-in-One Platform Features and Definitions

All-in-One Platform

The Services are delivered through the KoreConX all-in-one platform as part of your monthly subscription, which includes the following features to help Issuer.

AML

AML = Anti Money Laundering, a regulatory requirement by broker-dealers and KoreTransfer to perform on investors.

Board Room/Minutebook Platform

Effective Board Room management with a secure and centralized minute book, meeting scheduler, document storage, and ability to organize committees.

Cap Table Platform

A simple, accurate and comprehensive platform solution centralized in one location. Users can manage all the shares and the KoreConX platform is completely aligned with regulatory, investor data, and performance power for reporting and disclosure of data. Its design matches all the criteria to support Information, securities management, and simplify compliance.

Compliance Platform

This is an integral part of the all-in-one solution and facilitates efficient compliance with regulatory requirements built-in. This is provided to Issuers Broker-Dealer to perform the compliance requirements for the offering.

DealRoom Platform

Manage the processes of fundraising, merger and acquisition, bank loans, and IPO activity located alongside due diligence and compliance processes in a secure and integrated platform. While raising capital, issuers can count on a structure integrated to centralize all the documents, as long as the entire process: setting up the offering, selecting your partners, due diligence, and monitoring your live offering.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #38

Digital Securities Protocol

Shall mean digitized representation of securities of the issuer, which can be security token, stable coin, or non-fungible token (NFT).

Issuance Platform

Manage RegCF, RegA+, RegS and RegD fund raises from beginning to end. With compliance simplified, issuers can more efficiently meet obligations during their raise and have full lifecycle shareholder management capability.

KoreID Mobile App

The KoreID Mobile App is provided to all stakeholders of Issuer. The KoreID App has limited functionality and is provided as is. The KoreID App re-invest feature is only available for live RegCF, RegA+, RegD, and RegS offerings.

KoreID Verified

KoreID Verified is a certification mark for Issuers who are raising capital to place on their website to display alongside their other certifications to give investors confidence that the Issuer’s site is trustworthy.

KYC

KYC = Know Your Client, a regulatory requirement by broker-dealers and KoreTransfer to perform on investors and potential clients.

KYP

KYP= Know Your Product, a regulatory requirement by broker-dealers to perform on issuers such as bad actor reports.

Private Label

This feature, if selected, provides our platform and email notifications with your logo, brand, look and feel. Your stakeholders can login directly at Issuer’s website.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #39

Portfolio Platform

This feature allows shareholders to manage their investment in the Issuer, receive any communications, transfer and do secondary market trading when available.

SEC-Transfer Agent Platform

SEC registered Transfer Agent services is the register, recording transactions, cancelling and issuing e-certificates, with added capability to manage options, warrants and even distribution payments to shareholders.

Shareholder Communications Platform

With all information stored in one place, KoreConX platform eliminates the need for multiple, out of sync programs like Excel, CRM, or email programs. It is a new standard for shareholder management through transparency, compliance, and shareholder confidence.

© 2016-2024 KoreConX Inc. and KoreTransfer USA LLC | Private and Confidential | Not for Distribution | Page #40